Exhibit 77I

Class A Distribution and Service Plan

The Maxim SecureFoundation Balanced ETF Portfolio (the “Portfolio”) has adopted a distribution and service or “Rule 12b-1” plan for its Class A shares. The plan allows the Class A shares of the Portfolio to compensate GWFS Equities, Inc., the Fund’s principal underwriter and distributor (the “Distributor”) for distribution of Class A shares and for providing or arranging for the provision of services to Class A shareholders. Such fees may be spent by the Distributor on any activities or expenses primarily intended to result in the sales of Class A shares of the Portfolio and/or for providing or arranging for the provision of services to the Portfolio’s Class A shareholders.

The distribution and service plan provides for a maximum fee equal to an annual rate of 0.25% (expressed as a percentage of average daily net assets of the Class A shares of the Portfolio). Because these fees are paid out of Class A’s assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

Class S Distribution and Service Plan

The Maxim SecureFoundation Balanced ETF Portfolio (the “Portfolio”) has adopted a distribution and service or “Rule 12b-1” plan for its Class S shares. The plan allows the Class S shares of the Portfolio to compensate GWFS Equities, Inc., the Fund’s principal underwriter and distributor (the “Distributor”) for distribution of Class S shares and for providing or arranging for the provision of services to Class S shareholders. Such fees may be spent by the Distributor on any activities or expenses primarily intended to result in the sales of Class S shares of the Portfolio and/or for providing or arranging for the provision of services to the Portfolio’s Class S shareholders.

The distribution and service plan provides for a maximum fee equal to an annual rate of 0.25% (expressed as a percentage of average daily net assets of the Class S shares of the Portfolio). Because these fees are paid out of Class S’s assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.